Exhibit 10.3

This Exclusive License Agreement (hereinafter referred to as “Agreement”) is made and entered into this 18 August 2024 (the “Effective Date”).

BY AND BETWEEN

SUPERGENICS PTE LTD (UEN: 201104919N), a company incorporated in Singapore with its address at 6 Eu Tong Sen Street, #11-01 Soho 1 @ Central, Singapore 059817 (hereinafter referred to as “SUPERGENICS”);

AND

SHARI WELLNESS PTE LTD (UEN: 201322810M) of a company incorporated in Singapore with its address at 6 Eu Tong Sen Street, #11-01 Soho 1 @ Central, Singapore 059817 (hereinafter referred to as “SHARI”);

SUPERGENICS and SHARI are hereinafter individually also referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS

(A)	SUPERGENICS, a renowned player in the field of life sciences, boasting patented cutting- edge technology, specializes in advanced stem cell production. The company leverages its expertise in cell therapy utilizing human umbilical cord Wharton’s Jelly mesenchymal stem cells. With ISO certification for testing and calibration laboratories, SUPERGENICS leads the way in research and development, backed by a history of international publications. Additionally, SUPERGENICS produces a diverse range of extracellular vesicle-related products, further cementing its status as a front-runner in the life sciences sector.

(B)	SHARI, a medical concierge company providing services with focus on personalized Integrated Regenerative Healthcare and Aesthetics programs to clients in the APAC region.

(C)	The goal of this transformative Agreement is to combine SUPERGENICS deep cell-based biologics experience & formulation and clinical manufacturing expertise, with SHARI extensive professional medical concierge market reach, and marketing and distribution capabilities in Singapore and the region.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

1.1	The following words, expressions and terms shall, unless the context otherwise requires, have the meaning given next to such words, expressions and terms:

(i)	“Affiliate” shall mean any person or entity that directly or indirectly through one or more persons or entities, controls or is controlled by a Party or is under the common control with such Party. Control in case of a person shall mean any direct or indirect family relationship; and in case of an entity shall mean, having not less than 49% beneficial ownership in the capital of such entity or the right to control the management or policies of such entity, whether through ownership, management rights, voting rights or in any other manner.

(ii)	“Applicable Law” means and include all applicable statutes, enactments or acts of any legislative body in Singapore including all laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions and orders of any governmental authority, agency or instrumentality of the Government of Singapore and any amendments, modifications or enactments thereof.

(iii)	“Confidential Information” shall mean, without limitation, this Agreement, the Intellectual Property, the IP License Agreement, any proprietary information, software programs, plans, processes, policies, drawings, specifications, system and user documentation, correspondences, prototypes, trade secrets, know how, design, invention, techniques, business methods, personal or sensitive data of employees, agents, consultants, officers, directors, customers or prospective customers or any other person which might reasonably be presumed to be confidential in nature, financial information, technical information, sales and marketing plans or other business plans; whether recorded, written, stored or transmitted in any form or medium by one disclosing Party to the other receiving Party.

(iv)	“Intellectual Property” shall mean without limitation, registered and unregistered trademarks, registered and unregistered service marks, trade names, business names, trade dress, get-ups, logos, patents, registered and unregistered design rights, copyrights, database rights, domain names and URLs, and all other similar rights in any part of the world (including in Know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations of SUPERGENICS Group.

(v)	“License Agreement” means this License Agreement and includes any annexure, schedules or exhibits attached hereto and any amendments, modifications or restatements.

(vi)	“SUPERGENICS Group” refers to SUPERGENICS and its Affiliates.

ARTICLE 2. OBJECTIVE OF THE AGREEMENT

2.1	The primary objective of the Agreement is to appoint SHARI to as a hub for the following key functions:

(i)	SALES & BUSINESS DEVELOPMENT | Drive sales growth, identify new business opportunities, and develop innovative products and services in the regenerative medicine and medical aesthetics sectors, supplied solely by SUPERGENICS Group or approved by SUPERGENICS in accordance with the term hereinbefore mentioned.

(ii)	PRODUCT LAUNCHES | Introduce cutting-edge products and services that cater to the evolving needs of the market and enhance the Parties’ competitive edge in the field of medical aesthetics.

(iii)	RIGHTS OF PATENTS | SUPERGENICS authorises SHARI the rights to use the following Intellectual Property (Patents) of SUPERGENICS for product development and commercial launches in order to facilitate continuous development and valuation for longer-term planning. The intent and purpose of this arrangement is to achieve the regional commercial, business & market development and branding objectives within the next three (3) years.

●	CHARACTERISTICS: STEM CELL GENE TESTING, Stemness Gene Detection and Methods Thereof Grant No. (MY-172477-A)

●	ANGIOGENESIS, A method and kit for determining the expression level of angiogenic and endogenic genes Grant No. (MY-184228-A)

●	HIGH YIELD CLINICAL GRADE WJ-MSC CULTURE, A method for high yield clinical grade Wharton’s Jelly MSC Culturing Patent No. (PI2024002799)

(iv)	RESEARCH & DEVELOPMENT | Conduct continuous research, innovate, and develop new technologies and products to stay at the forefront of regenerative cell development with the above-mentioned initiatives or expanded scope, if any.

(i)	OTHER RELATED ACTIVITIES | Explore and pursue B2B and B2C business expansion initiatives, in addition to other relevant activities that contribute to the growth and success of the Parties.

By aligning with these objectives, SHARI aims to solidify its position as a leading entity in the field of regenerative medicine market, fostering growth, innovation, and success in the Singapore market and beyond – with a focus on enhancing the global reputation of the ’Supergenics’ brand

ARTICLE 3. EXCLUSIVE LICENSE GRANT

3.1	Exclusive License Grant | SUPERGENICS grants to SHARI an exclusive, APAC regional right and license to use the SUPERGENICS Group Intellectual Property (Patents) and cell- based biologic Products to manufacture, have manufactured and sell the Regenerative Products, provided that the products are manufactured in accordance with the specifications and quality standards submitted or approved by SUPERGENICS. Such approvals of standards and specifications may not be unreasonably withheld.

3.2	Innovations by SUPERGENICS Group | Any and all improvements, modifications, derivatives and the like, whether conceived by SUPERGENICS or SHARI, for SUPERGENICS Patents and Regenerative Products hereafter developed by SUPERGENICS shall automatically be included under this Agreement at no additional cost to SHARI. SUPERGENICS shall promptly disclose such improvements, modifications, derivatives and the like to SHARI.

3.3	The license includes, but is not limited to, the following rights:

(i)	THE RIGHTS TO MANUFACTURE, USE, SELL, LICENSE, DISTRIBUTE, OFFER FOR SALE, EXPORT AND IMPORT PRODUCTS based on or using in any manner SUPERGENICS Intellectual Property for regenerative medicine purposes.

(ii)	THE RIGHTS TO SUBLICENSE, at a minimum of six months after the Effective Date, to another party mutually agreed upon by SUPERGENICS and SHARI, any of the rights granted to SHARI hereunder, including the right to authorize other parties to manufacture, use, sell, license, distribute, offer for sale, export and import products based on or using in any manner SUPERGENICS Intellectual Property for regenerative medicine purposes.

a.	Any such sublicense must include all the terms of protection of this agreement including but not limited to non-infringement, non-competition, confidentiality, and other protection of intellectual property which SUPERGENICS may reasonably require.

b.	No sublicense may be entered into without the express written approval by SUPERGENICS of the form and terms thereof which approval shall not be unreasonably withheld.

c.	SHARI’s performance of this agreement shall not be obviated, reduced or otherwise diminished in any respect by rights or responsibilities granted by it to sublicensees.

d.	Prior to discussion or negotiation with any Sublicensee, such Sublicensee shall execute a SUPERGENICS-approved non-disclosure agreement.

ARTICLE 4. EXCLUSIVE SUPPLIER AGREEMENT

4.1	Obligation to Purchase Exclusively from SUPERGENICS Group | The Parties hereby agree that SHARI shall exclusively purchase its range of biotech products and services required for its related operations and businesses from SUPERGENICS Group, unless otherwise mutually agreed in writing. Exemptions may be granted if alternative similar quality products and services do not directly compete with those offered by the SUPERGENICS Group and do not compromise the brand image of SUPERGENICS.

4.2	Product Labelling | SHARI shall have the option of including the statement on the product label, “Manufactured Under License by SUPERGENICS Group” on each individual product manufactured under this Agreement or any Sub-licensee agreement. Licensee shall have the right to list “Patent Pending” on the product label and put the relevant patent numbers on the products when relevant patents are issued.

4.3	Approval for Alternative Sources | SHARI may only procure products or services from a similar supplier other than the SUPERGENICS Group if:

(i)	SUPERGENICS provides prior written consent for such procurement; and

(ii)	The alternative supplier meets the quality, delivery, and pricing standards as set forth by SUPERGENICS.

4.4	Pricing and Terms | The pricing, payment terms, and other commercial terms for the products and services provided by the SUPERGENICS shall be determined based on mutually agreed terms, which shall be documented in separate purchase agreements or orders.

4.5	Remedies for Breach

(i)	SPECIFIC PERFORMANCE | In the event that the SHARI breaches its obligation under this clause to exclusively purchase products and services from the SUPERGENICS Group, SUPERGENICS shall be entitled to seek specific performance of this obligation, compelling the SHARI to comply with the terms of this Agreement.

(ii)	DAMAGES | In addition to or as an alternative to specific performance, SUPERGENICS shall be entitled to recover any and all damages incurred as a result of the SHARI’s breach of this clause. This includes but is not limited to direct, indirect, and consequential damages arising from the SHARI’s failure to comply with the exclusive purchasing obligation.

(iii)	TERMINATION RIGHTS | In the event of a material breach of this clause by the SHARI, SUPERGENICS shall have the right to terminate this Agreement in accordance with the termination provisions outlined in Article 11 of this Agreement.

(iv)	INDEMNIFICATION | The SHARI agrees to indemnify, defend, and hold harmless SUPERGENICS Group from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or in connection with the SHARI’s breach of this clause.

(v)	TERMINATION OF EXCLUSIVITY | This exclusive purchasing obligation shall remain in effect for the duration of the Agreement, unless terminated earlier by mutual written agreement of the parties.

ARTICLE 5. EFFECT OF AGREEMENT

5.1	This Agreement shall come into effect on the Effective Date and shall remain valid and subsisting for a period of TEN (10) years from the Effective Date (subject to further extension by mutual agreement) unless sooner terminated in accordance with the termination provisions set forth under ARTICLE 9. TERMINATION below.

ARTICLE 6. INTELLECTUAL PROPERTY (PATENTS)

6.1	Intellectual Property Rights | SUPERGENICS Group is the sole legal and beneficial owner of the SUPERGENICS Patents which was developed by SUPERGENICS Group. Nothing in this Agreement shall give SHARI any rights in respect of any Intellectual Property (whether registered or not) provided by SUPERGENICS, and SHARI hereby acknowledges that, except as expressly provided in this Agreement, SHARI shall not acquire any rights in respect thereof and that all such rights and goodwill are and shall remain vested in SUPERGENICS Group as the case may be.

6.2	Restrictions on SHARI

(i)	SHARI shall not register any Intellectual Property namely trademarks or trade names so resembling the trademarks or trade names of SUPERGENICS or any name likely to cause confusion or deception during the duration of this Agreement and after expiration, termination or earlier determination of this Agreement.

(ii)	SHARI shall not do or authorize any third party to do any act which would or might invalidate or be inconsistent with the Intellectual Property and shall not omit or authorize any third party to omit to do any act, which by its omission would have that effect or character.

(iii)	SHARI shall not after expiration, termination or earlier determination of this Agreement (whether as shareholder or as reseller, dealer, marketing affiliate, distributor, partner, consultant of any entity or pursuant to any other similar relationship with any other entity be engaged in the business of providing or reselling any goods using or resembling any of the Intellectual Property provided by SUPERGENICS Group.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES

7.1	SUPERGENICS represents and warrants that:

(i)	It is a company duly incorporated and validly existing under Applicable Laws; and that the Parties have the necessary authority and resources and capacity to enter into this Agreement;

(ii)	The execution and delivery of this Agreement and the performance of the terms, conditions and obligations set forth therein are duly authorized by its corporate charter and all necessary individual, collective and corporate actions have been adopted to effectuate the same;

(iii)	There are no pending actions, suits or proceedings, event or occurrence or any other form of encumbrance which, in any case, might reasonably be expected to obstruct SUPERGENICS from performing its obligations under this Agreement; and

(iv)	The execution and delivery of this Agreement and the performance of the terms, conditions and obligations set forth therein does not and will not contravene any Applicable Law or any judgment or decree of any court of competent jurisdiction; nor conflict with or result in breach or default of any arrangement, agreement or contract.

7.2	SHARI represents and warrants that:

(i)	SHARI is not being wounded up and there is no pending suit, legal proceedings or claims against the SHARI;

(ii)	SHARI is not involved in any trade disputes and free from any debts, liabilities, or obligation of any kind, whether contingent or otherwise, except as disclosed in the financial statements provided to SUPERGENICS prior to the execution of this Agreement;

(iii)	SHARI is in full compliance with all applicable laws, regulations, and ordinances of the Applicable Law;

(iv)	SHARI is in possession of all necessary permits, licenses, approvals, and authorizations required to conduct its business and operations, all of which are in full force and effect;

(v)	SHARI is not in default under any material contract, agreement, or obligation, nor are there any existing conditions that, with the passage of time or the giving of notice, would constitute a default under any such contract, agreement, or obligation;

(vi)	All information and documents provided by SHARI in connection with this Agreement are true, accurate, and complete in all material respects and do not omit any material fact necessary to make such information not misleading.

The Parties hereby agree to indemnify, defend, and hold harmless each other from any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising from a breach of any representation or warranty herein, including legal proceedings, judgments, settlements, defence costs, and any direct, indirect, or consequential losses or damages.

ARTICLE 8. CONFIDENTIALITY

8.1	The Parties covenant, warrant and undertake to keep and to cause SHARI to keep all Confidential Information confidential and not use, disclose, divulge, make known, publish, communicate, reproduce or transmit in any manner, any Confidential Information, in whole or in part; directly or indirectly, during the term of or at any time forever after termination of this Agreement, either for their own benefit or for the benefit of others.

8.2	Each of the Parties hereto undertakes to the other to keep confidential all information (written or oral) concerning the business and affairs of the other that it shall have obtained or received as a result of the discussions leading up to or the entering into of this Agreement or in the course of giving effect to this Agreement.

8.3	The Parties shall ensure that their and SHARI’s officers, directors, employees, agents, contractors, sub-contractors, consultants, or any persons acting on any of any of their behalf, shall keep all Confidential Information confidential and not use, disclose, divulge, make known, publish, communicate, reproduce or transmit in any manner any Confidential Information, in whole or in part; directly or indirectly, during the term of or at any time forever after termination of this Agreement, either for their own benefit or for the benefit of others.

8.4	The obligation for confidentiality set forth above shall not apply if the Confidential Information:

(i)	Is lawfully known to a receiving party, at the time of disclosure or prior to the disclosure of the Confidential Information, as evidenced by written records; or

(ii)	Is publicly known or present in the public domain or becomes publicly known or present in the public domain through no fault, failure, wrongful act or negligence of the receiving party or the receiving party’s officers, directors, employees, agents, contractors, sub- contractors, consultants, partners, or any persons acting on any of their behalf; or

(iii)	Is received from a third party, who is lawfully entitled to make the disclosure of such information to the receiving party; or

(iv)	Is required to be disclosed pursuant to a valid order or direction of a proper court of competent jurisdiction or a government agency; provided however that the receiving party will use its best efforts to minimize the disclosure of such information and prior to disclosing the Confidential Information will notify the owner of the Confidential Information and will consult with and assist the owner of such Confidential Information in obtaining a protective order prior to such disclosure; or

(v)	Is required to be disclosed to a Party’s professional advisors (including a Party’s lawyers, auditors, accountants and/or consultants) provided such advisor is bound by similar confidentiality obligations.

8.5	The receiving Party of any Confidential Information acknowledges and agrees that its failure to comply with any of the provisions of this Clause may cause irrevocable harm to the disclosing Party and that a remedy at law may not be an adequate remedy and that the disclosing Party may, in its sole discretion, obtain from a court having proper jurisdiction an injunction, restraining order, specific performance or other equitable relief to enforce such provision. The disclosing Party’s right to obtain such equitable relief will be in addition to any other remedy that it may have under applicable law including, but not limited to, monetary damages.

ARTICLE 9. TERMINATION

9.1	Either Party may terminate this Agreement with cause under the possible options under the addendum for reference or consent by both parties , after giving ninety (90) days prior written notice of termination to the other Party.

9.2	Notwithstanding the foregoing, this Agreement may be terminated at the option of either Party upon the occurrence of any of the following events (each an “Event of Default”):

(i)	Any Party materially defaults in the performance of any of the covenants, terms or conditions of this Agreement, and fails to cure such default within thirty (30) days after receipt of notice in writing from the other Party of the default; or

(ii)	If either Party files a voluntary petition for winding up or dissolution; or is being wound up or adjudged bankrupt or insolvent by a court or tribunal of competent jurisdiction or enters into a compromise or arrangement with its creditors as a result of its bankruptcy; or

(iii)	If either Party suffer or permit the appointment of a receiver for its business or assets, or avail itself of or become subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of credits; or

(iv)	If SHARI undergoes a substantial change in management, personnel, or ownership effected without the prior written approval of the either Party; or

(v)	Upon the occurrence and continuation of any force majeure events (as hereinafter defined in this Agreement) for a period of six (6) months; or

(vi)	If SHARI is acquired, either directly or indirectly by any person, firm or entity, whose material business is in competition with the business of SHARI.

9.3	Upon expiry or termination of this Agreement for any reason whatsoever:

(i)	All Parties to this Agreement, shall promptly return to the owner and/or erase or destroy all Confidential Information, including all copies, notes, drawings, photocopies, written, audio or photographic records or other records in any form, relating to the Confidential Information in their possession or control. This obligation shall not apply to any Confidential Information that is required under Applicable Law to be retained for any period of time;

(ii)	All intellectual property licenses and assignments granted under this Agreement shall automatically be cancelled and revoked, effective as of the date of termination. Upon termination of this Agreement, each Party shall promptly execute any documents and take any actions necessary to effectuate the cancellation and revocation of the intellectual property licenses and assignments, including but not limited to any filings with relevant authorities.

(iii)	SHARI shall be wound up in an orderly manner under Applicable Law and any profits or losses and assets shall be apportioned between the Parties, only after all third-party liabilities of SHARI including all statutory liabilities are satisfied and provided for; and

(iv)	SHARI and its Affiliates hereby agree and covenant that they shall not, thereafter, register or attempt to register the name ’Supergenics Pte Ltd’ or any name that is confusingly similar to ’Supergenics Pte Ltd’ in any jurisdiction or for any other company, entity, or business venture.

9.4	Notwithstanding the termination of this Agreement, any provisions that by their nature should survive termination shall remain in full force and effect, including but not limited to confidentiality, indemnification, and governing law provisions.

9.5	This termination clause regarding the automatic cancellation of intellectual property licenses and assignments shall survive the termination of this Joint Venture Agreement.

9.6	Any termination of this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities of either Party nor shall it affect the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination.

9.7	It is further agreed that a failure or delay by either Party to seek redress or remedy under this Agreement for any breach or default by the other Party shall not be deemed a continuing or absolute waiver of that breach or similar breach or default by the other Party thereafter.

ARTICLE 10. MISCELLANEOUS

10.1	Notices | All notices, communications, demands, requests, approvals or consents required to be given or made under this Agreement by either Party must be in writing and shall be effective only if either personally delivered, sent by pre-paid mail or electronic mail to the addresses and attention to the persons set out below:

(i)	SUPERGENICS PTE LTD

Address:	6 Eu Tong Sen Street, #11-01 Soho 1 @ Central, Singapore 059817
Email:
Attention:	Mr. Wong Ming Kwong

(ii)	SHARI WELLNESS PTE LTD

Address:	6 Eu Tong Sen Street, #11-01 Soho 1 @ Central, Singapore 059817
Email:
Attention:	Ms. Wee Hee Ling

10.2	Any notices, communications, demands, requests, approvals, or consents shall be deemed to be duly given and received:

(i)	if personally delivered, on the day of delivery;

(ii)	if sent by pre-paid mail from and to addresses within the same country, one(1) business day after the same is sent;

(iii)	if sent by pre-paid mail from and to addresses in different countries, five (5) days after the same is sent; and

(iv)	if sent by electronic mail, on the day of sending provided a confirmation copy is hand delivered or sent by pre-paid mail within twenty-four (24) hours.

Either Party may from time to time by written notice to the other designate a different address applicable or designate a different person to whom the notices, communications, demands, requests, approvals, or consents must be attention to.

10.3	Assignment | This Agreement and the present and future obligations, liabilities, rights, titles, and interests of the Parties there under shall not be assigned to any third party, in whole or in part, without the prior written consent of other Party, which shall not be unreasonably withheld. Notwithstanding the foregoing either Party shall have the right to transfer this Agreement and all rights and obligations hereunder to an Affiliate or to a party that acquires all or substantially all of its assets provided such party agrees in writing to be bound by the provision of this Agreement.

10.4	Force Majeure

(i)	For the purposes of this Agreement, force majeure shall mean, the occurrence of any event (a) not within the reasonable control of a Party; (b) which could not have been reasonably avoided by the Party; and (c) which materially interferes with the ability of a Party to perform its obligations under this Agreement, including without limitation, any natural calamities, acts of God, war, civil unrest, terrorist events or change in law.

(ii)	No Party shall be deemed to be in default under this Agreement or be held liable or responsible for any delay or failure to fulfil any obligation hereunder, so long as and to the extent to which any delay or failure in the fulfilment of such obligation is prevented, frustrated, hindered or delayed as a consequence of the occurrence of a force majeure event.

(iii)	The occurrence of a force majeure event shall not excuse such Party from its obligations but merely suspend the performance of the obligations under this Agreement.

(iv)	A Party claiming the benefit of a force majeure event, shall, as soon as reasonably practicable after the occurrence of any such event, provide written notice to the other Party of the nature and extent of any such force majeure event; and use commercially reasonable efforts to resume performance under this Agreement as soon as reasonably practicable.

10.5	Modifications & Amendments | This Agreement shall not be altered, modified or supplemented except in writing and signed by all the Parties.

10.6	Waivers

(i)	No waiver or amendment to this Agreement shall be binding upon the Parties unless it is made in writing and duly executed by all of them.

(ii)	No failure or delay, with or without intent, of any Party to enforce or exercise at any time any of the provisions of this Agreement, or any right in respect thereto, shall be construed to be a waiver of such provisions or rights or affect the validity of this Agreement.

(iii)	No delay or failure by either Party to exercise any of its powers, rights or remedies under this Agreement will operate as a waiver of them, nor will any single or partial exercise of any such powers, rights or remedies preclude or prejudice the said Party from exercising the same or any other or future right it may have under this Agreement, irrespective of any previous action or proceeding taken hereunder.

10.7	Severability | If any part, term or provision of this Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected, if such part, term or provision is severable from the rest of this Agreement, without altering the essence of this Agreement. If such part, term or provision is not so severable, then the Parties shall renegotiate in good faith in order to agree to the terms of a mutually satisfactory replacement provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision so found to be invalid, illegal or unenforceable.

10.8	Entire Agreement | This Agreement constitutes the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, letters of intent, negotiations, commitments arrangements, representations, warranties, statements, promises, information and undertakings, whether oral or written, expressed or implied, with respect to the subject matter of this Agreement.

10.9	Governing Law & Dispute Resolution

(i)	This Agreement and all disputes or controversies arising out of or in connection with the interpretation, performance, non-performance, expiry or termination of this Agreement, shall be governed by and construed in accordance with the laws of Singapore.

(ii)	The Parties agree that any dispute or disagreement in relation to this Agreement shall in the first instance be amicably resolved by mutual negotiations between the Parties at their respective highest levels of management. If, despite the aforesaid, the dispute or disagreement remains unresolved for a period of sixty (60) days, then the Parties shall be at liberty to seek recourse of the courts of law in Singapore, and such courts shall have exclusive jurisdiction to decide all such disputes or disagreements.

10.10	Counterparts | This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11	Headings | The paragraph headings in the Agreement are for the convenience of the Parties hereto and shall not affect the construction of the Agreement.

10.12	Stamp Duty & Costs

(i)	Any stamp duty payable on this Agreement shall be borne equally by the Parties.

(ii)	Each Party shall bear its own costs relating to the negotiation and execution of this Agreement, including the cost of consulting any legal or financial consultants.

10.13	No Agency | This Agreement shall not be construed to create agency or partnership or any fiduciary obligation between the Parties; nor grant any power or authority to any Party to represent the other Party hereto.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement the day and year first above written.

Signed by	Signed by
for and on behalf of	for and on behalf of
SUPERGENICS PTE LTD	SHARI WELLNESS PTE LTD

/s/ Wong Ming Kwong	/s/ Wee Hee Ling
Wong Ming Kwong	Wee Hee Ling
Director	Chief Executive
Date: 18 August 2024	Date: 18 August 2024